Date:	July 18, 2007
For Immediate Release	NASDAQ Symbol:	PFDC
Contact:	Maurice F. Winkler, III
Phone:	260-925-2500

Peoples Bancorp Reports Third Quarter Earnings

Peoples Bancorp reported net income for the third quarter ended June 30, 2007, of $717,464 versus $854,647 during the same quarter last year. Third quarter earnings per share was $0.23 per share compared to $0.26 per share for the same period one year ago.

Peoples reported assets on June 30, 2007, of $483,613,466 a decrease of $17.7 million from September 30, 2006. Loans decreased during the quarter ended June 30, 2007 $6.4 million to $354,737,919.

Peoples had 3,145,388 shares of stock outstanding as of June 30, 2007, and the closing price of Peoples Bancorp stock as of July 17, 2007, was $17.16 per share as listed on the NASDAQ National Marketing System under the symbol PFDC. At June 30, 2007, stockholders equity was $61,757,969 with a capital to assets ratio of 12.77% and a book value of $19.63.

Peoples Bancorp, through its Indiana subsidiary, Peoples Federal Savings Bank, operates nine full-service offices located in Auburn, Avilla, LaGrange, Garrett, Kendallville, Topeka, Waterloo, and two in Columbia City, Indiana. Peoples Bancorp’s Michigan subsidiary, First Savings Bank, operates six full service offices located in Three Rivers (two offices), Schoolcraft, and Union in Michigan, and Howe and Middlebury in Indiana.

SELECTED CONSOLIDATED FINANCIAL DATA OF PEOPLES BANCORP

	June 30,	September 30,	June 30,
	2007	2006	2006
Balance Sheet Data:
Total assets	$483,613,466	$501,353,713	$498,321,348
Loans receivable including loans
held for sale, net	354,737,919	371,662,679	367,931,046
Investments and other interest
earning assets	107,813,419	108,170,325	107,627,655
Deposits	356,180,754	375,848,729	365,408,749
Stockholder's equity	61,757,969	62,775,216	62,612,457
Non-performing loans and REO	1,737,000	1,274,000	985,000
Equity to assets ratio	12.77%	12.52%	12.56%
Book value per share	$19.63	$19.57	$19.29

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Operating Data:
Interest income	$7,113,100	$7,089,881	$21,672,939	$20,960,768
Interest expense	3,618,560	3,308,441	11,001,531	9,301,913
Net interest income	$3,494,540	$3,781,440	$10,671,408	$11,658,855
Provision
for losses on loans	5,116	(1,796)	36,431	44,957
Net interest income after provision
for losses on loans	$3,489,424	$3,783,236	$10,634,977	$11,613,898
Other income	523,429	473,649	1,565,611	1,527,436
Other expenses	2,970,140	2,929,887	9,264,638	9,331,620
Income before income taxes	1,042,713	1,326,998	2,935,950	3,809,714
Income tax expense	325,249	472,351	904,760	1,251,407
Net income	$717,464	$854,647	$2,031,190	$2,558,307

Basic income per common share	$0.23	$0.26	$0.64	$0.77
Diluted income per common share	$0.23	$0.26	$0.64	$0.77
Dividends per common share	$0.19	$0.19	$0.57	$0.57

Other Data:
Average yield
on all interest-earning assets	6.13%	6.00%	6.14%	5.87%
Average cost
of all interest-bearing liabilities	3.60%	3.16%	3.57%	2.90%
Interest rate spread	2.53%	2.84%	2.57%	2.97%

Return on assets (net income divided
by average total assets)	0.59%	0.68%	0.55%	0.69%
Return on equity (net income divided
by average total equity)	4.62%	5.34%	4.33%	5.39%
Dividend payout ratio (dividends per
common share divided by net
income per common share)	82.61%	73.08%	89.06%	74.03%